NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 16, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 02, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Fly Leasing Limited and Carlyle Aviation Elevate Merger Subsidiary Ltd., a wholly-owned subsidiary of Carlyle Aviation Elevate Ltd., which is an affiliate of the funds managed by The Carlyle Group Inc., became effective on August 02, 2021. Each share of Fly Leasing Limited American Depositary Shares (Each representing one Common Share) was exchanged for USD 17.05 in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 03, 2021.